ANNUAL CERTIFICATE OF COMPLIANCE

 OF

SCP SERVICING, LLC

BBCMS Mortgage Trust 2021-C11

Commercial Mortgage Pass-Through Certificates, Series 2021-C11

I, Vartan Derbedrossian, the Chief Servicing Officer of SCP Servicing, LLC, a Delaware limited liability company, as Special Servicer and a Reporting Servicer (hereinafter the “Reporting Servicer”), under the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”) dated as of September 1, 2021, certify pursuant to Section 11.09 to the Certificate Administrator, the Trustee, and the Depositor (as those terms are defined in the Pooling and Servicing Agreement) all of the following as of February 27, 2024:

(a)        that a review of the activities of the Reporting Servicer during the period from 1/1/2023 to 12/31/2023 (the “Reporting Period”) and of its performance under this Pooling and Servicing Agreement has been made under my supervision;

(b)       that, to the best of my knowledge, based on such review, the Reporting Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects during the Reporting Period;

(c)        that the Reporting Servicer has maintained an effective internal control system over the servicing of mortgage loans; and

(d)      that the Reporting Servicer has not received any notice regarding qualification, or challenge to the status of any Trust REMIC as a REMIC, from the IRS or any other governmental agency or body.

IN WITNESS WHEREOF, this Certificate has been executed and is effective as of Feburary 27, 2024.

REPORTING SERVICER:

SCP Servicing LLC,

a Delaware limited liability company

By: /s/ Vartan Derbedrossian

Name: Vartan Derbedossian

Title: Chief Servicing Officer